Exhibit 21

Subsidiaries

The Bank of Asheville
(a North Carolina chartered banking corporation)

Weststar Financial Services Corporation I
(a Delaware statutory trust)

Bank of Asheville Mortgage Company, LLC
(a North Carolina limited liability company)

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